Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN REPORTS INCREASED EARNINGS FOR THREE AND NINE MONTH PERIODS

ENDED DECEMBER 31ST.

BURLINGTON, New Jersey – February 3, 2005 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported that pre-tax income increased 11% to $1,477,000 for its third fiscal quarter ended December 31, 2004 from $1,330,000 in the prior year quarter. For the nine month period ended December 31st, pre-tax income increased 39% to $3,307,000 from $2,378,000 in the prior year. Net income for the quarter was $1,409,000 or $.15 per share, after preferred stock dividends, for the current quarter compared with $1,388,000 or $.15 per share, after preferred stock dividends, for the prior year period. Net income for the nine months ended December 31, 2004 was $3,133,000 or $.33 per share, after preferred stock dividends, compared to $2,415,000 or $.25 per share, after preferred stock dividends, for the prior year period.

Revenue for three and nine month periods in the current year was $19,174,000 and $51,410,000 respectively compared with $18,873,000 for last year’s quarter and $49,527,000 for the nine months last year.

Barry Lipsky, President and CEO said, “I am particularly pleased we have just completed our fifth consecutive quarter in which sales and pre-tax income exceeded the prior year amounts, which reflects the growing strength of the Company. Although, our fourth quarter is seasonally weak I look forward to the introduction, during our March quarter, of our new standardized testing device to prepare students for the SAT (Scholastic Aptitude Test).” Mr. Lipsky went on to say that “In December, the Company entered into a new $20 million dollar credit facility with significantly lower interest rates than the previous credit facility.” He added that “Our cash flow remains strong and as a result we expect to be debt free for the first time in 9 years at the end of the current fiscal year compared with $2,375,000 at March 31, 2004.”

About Franklin

Franklin Electronic Publishers (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 32,000,000 electronic books since 1986. Current titles available directly or through partners number more than 17,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning,

Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in North America and Australia and will begin distribution of those products in the European Community in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation. SAT is a registered trademark of the College Board, which was not involved in the production of, and does not endorse this product.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers, manufacturers, and licensors, including those that provide Franklin-specific parts and those that license specific key titles to Franklin, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2004	2003
Sales	$19,174	$18,873
Gross Margin	9,367	9,237
Pre Tax Income	1,477	1,330
Net Income	1,409	1,388
Preferred Stock Dividend	229	218
Income Applicable to Common Stock	1,180	1,170
Income Per Common Share
Basic	$0.15	$0.15
Diluted	$0.14	$0.14
Weighted Average Common Shares
Basic	8,058	7,971
Diluted	8,616	8,343

	Nine Months Ended December 31,
	2004	2003
Sales	$51,410	$49,527
Gross Margin	25,077	23,753
Pre Tax Income	3,307	2,378
Net Income	3,133	2,415
Preferred Stock Dividend	458	426
Income Applicable to Common Stock	2,675	1,989
Income Per Common Share
Basic	$0.33	$0.25
Diluted	$0.31	$0.24
Weighted Average Common Shares
Basic	8,050	7,962
Diluted	8,545	8,328